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Exhibit 4.7

Execution Copy

THIRD SUPPLEMENTAL INDENTURE

        THIS THIRD SUPPLEMENTAL INDENTURE, dated as of May 11, 2004 (the "Third Supplemental Indenture"), is by and among THE SHERIDAN GROUP, INC., a Maryland corporation (the successor by merger to Sheridan Acquisition Corp., a Delaware corporation) (the "Issuer"), THE SUBSIDIARIES OF THE ISSUER IDENTIFIED ON THE SIGNATURE PAGES HERETO (the "Guarantors"), and THE BANK OF NEW YORK, as trustee (the "Trustee").

Background

        A.    The Issuer, the Guarantors and the Trustee are parties to that certain Indenture, dated as of August 21, 2003, as supplemented by a Supplemental Indenture, dated as of August 21, 2003, and a Second Supplemental Indenture, dated as of May 11, 2004 (the "Indenture").

        B.    Pursuant to the Indenture, the Issuer issued, and the Guarantors guaranteed, $105,000,000 in aggregate principal amount of 10 1/4 Senior Secured Notes due 2011.

        C.    The Indenture provides that, pursuant to the Indenture and applicable law, the Issuer may issue Additional Notes under the Indenture, and the Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under the Indenture.

        D.    The Issuer intends to issue Additional Notes under the Indenture in the aggregate principal amount of $60,000,000 (the "Additional Issuance") to facilitate the acquisition by the Issuer of substantially all of the assets and business of The Dingley Press, Inc., a Maine corporation.

        E.    Pursuant to Section 9.3 of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to amend, modify or supplement the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements and the Registration Rights Agreement without the consent of the Holders to, among other things, cure any ambiguity, defect or inconsistency.

        F.     In connection with, and as a condition to, the Additional Issuance, the Issuer, the Guarantors and the Trustee now desire to amend the Indenture in accordance with Section 9.3 thereof, as provided in this Third Supplemental Indenture.

        G.    The Issuer has delivered to the Trustee the documents required by Sections 9.7 and 12.4 of the Indenture.

Terms

        In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

          Section 1.    Defined Terms.    Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture.

          Section 2.    Definition and Use of Registration Rights Agreement.

            Section 2.1.    Definition.    The definition of "Registration Rights Agreement" in Section 1.1 of the Indenture is hereby amended and restated as follows:

      "Registration Rights Agreement" means, as applicable, (a) the Registration Rights Agreement, dated as of the Issue Date, by and among the Issuer and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, or (b) any future registration rights agreement entered into by the Issuer relating to Additional Notes, as such agreement may be amended, modified or supplemented from time to time."

            Section 2.2.    Use.    The Indenture is hereby amended by striking the language "the Registration Rights Agreement" whenever contained in the Indenture (other than in the definition of "Registration Rights Agreement" in Section 1.1 of the Indenture, as amended hereby) and replacing it with the language "the applicable Registration Rights Agreement".

          Section 3.    Trustee Statement.    The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture, or for or in respect of the recitals contained herein.

          Section 4.    Continued Effectiveness of Indenture.    Except as specifically amended herein, all other terms and provisions of the Indenture shall remain unchanged and in full force and effect.

          Section 5.    Incorporation of Third Supplemental Indenture.    On and after the date hereof, each reference in the Indenture to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Indenture in any other document, shall be a reference to the Indenture as amended hereby.

          Section 6.    Miscellaneous.

            Section 6.1.    Entire Agreement.    The agreement of the Issuer, the Guarantors and the Trustee, which is comprised of this Third Supplemental Indenture and the Indenture, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Third Supplemental Indenture and the Indenture.

            Section 6.2.    Governing Law.    This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

            Section 6.3.    Headings.    The headings in this Third Supplemental Indenture are for convenience of reference only and shall not constitute a part of this Third Supplemental Indenture, nor shall they affect their meaning, construction or effect.

            Section 6.4.    Counterparts.    This Third Supplemental Indenture may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the undersigned have executed this Third Supplemental Indenture upon the date first above written.

THE SHERIDAN GROUP, INC.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Vice President and Chief Financial Officer
CAPITAL CITY PRESS, INC.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Treasurer
DARTMOUTH JOURNAL SERVICES, INC.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Treasurer
DARTMOUTH PRINTING COMPANY
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Treasurer
LISBON ACQUISITION CORP.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Vice President
SHERIDAN BOOKS, INC.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Treasurer
THE SHERIDAN GROUP HOLDING COMPANY
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: President
THE SHERIDAN PRESS, INC.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Treasurer
UNITED LITHO, INC.
By:	/s/ ROBERT M. JAKOBE Name: Robert M. Jakobe Title: Treasurer
THE BANK OF NEW YORK, as Trustee
By:	/s/ GEOVANNI BARRIS Name: Geovanni Barris Title: Vice President

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THIRD SUPPLEMENTAL INDENTURE